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                                                                    EXHIBIT 99.1


                                                            COMPANY NEWS RELEASE


(AGCO LOGO)       AGCO Corporation
                  4205 River Green Parkway   Duluth, GA USA 30096-2568
                  www.agcocorp.com
                  --------------------------------------------------------------
                  Telephone 770.813.9200


FOR IMMEDIATE RELEASE
Monday, January 5, 2004


CONTACT: Molly Dye                              or    Andy Beck
         Vice President, Corporate Relations          Senior Vice President and
         (770) 813-6044                               Chief Financial Officer
                                                      (770) 813-6083



                      AGCO COMPLETES ACQUISITION OF VALTRA

         DULUTH, GA - January 5th - AGCO Corporation (NYSE:AG), a worldwide designer, manufacturer and distributor of agricultural equipment, announced today that it has completed its previously announced acquisition of Valtra from Kone Corporation. The purchase price was 600 million Euros, net of acquired cash and subject to customary closing adjustments.

            Valtra is a global tractor and off-road engine manufacturer with net sales of approximately 762 million Euros for the year ended December 31, 2002 and approximately 627 million Euros for the nine months ended September 30, 2003. Valtra is the market leader for tractors in the Nordic region of Europe and also has a significant presence in the Latin America tractor market. The company also produces off-road diesel engines, sold under the Sisu Diesel brand.

            Mr. Robert J. Ratliff, Chairman, President & CEO of AGCO Corporation commented, "This acquisition provides an unequalled opportunity for AGCO to expand its business in significant global markets by utilizing the technology and productivity leadership present in this outstanding company."

            The acquisition was funded with proceeds from a new $450 million term loan, a $100 million bridge loan facility and a $201.3 million convertible notes offering completed in December 2003. Concurrent with the transaction, AGCO also completed a new five-year $300 million revolving credit facility which refinanced its existing $350 million revolving credit facility. AGCO intends to refinance the bridge loan facility and a portion of its other outstanding borrowings in the next several months, although the timing of the refinancing has not been determined and is subject to satisfactory market conditions.

SAFE HARBOR STATEMENT

            AGCO's plan to refinance a portion of its outstanding borrowings is a forward looking statement. Actual results may differ materially from those suggested by this plan for various reasons, including market conditions and the market's receptivity to the issuance of additional securities by AGCO.



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         AGCO Corporation, headquartered in Duluth, Georgia, is a global designer, manufacturer and distributor of agricultural equipment and related replacement parts. AGCO products are distributed in over 140 countries. AGCO offers a full product line including tractors, combines, hay tools, sprayers, forage, tillage equipment and implements through more than 8,600 independent dealers and distributors around the world. AGCO products are distributed under the brand names AGCO(R), AgcoAllis(R), AgcoStar(R), Ag-Chem(R), Challenger(R), Farmhand(R), Fendt(R), Fieldstar(R), Gleaner(R), Glencoe(R), Hesston(R), Lor*Al(R), Massey Ferguson(R), New Idea(R), RoGator(R), Soilteq(TM), Spra-Coupe(R), Sunflower(R), Terra-Gator(R), Tye(R), White(R) and Willmar(R). AGCO provides retail financing through AGCO Finance in North America and through Agricredit in the United Kingdom, France, Germany, Ireland, Spain and Brazil. In 2002, AGCO had net sales of $2.9 billion.


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Please visit our website at www.agcocorp.com.